UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

GATX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting of Shareholders
PROXY STATEMENT
PROPOSAL 1 — ELECTION OF DIRECTORS
Nominees For Board of Directors
Additional Information Concerning Nominees
Board of Directors
Board Independence
Committees of the Board
Related Person Transactions
Process For Identifying and Evaluating Director Nominees
Communication with the Board
COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion & Analysis
TDC Mix
Summary Compensation Table
Grants of Plan-Based Awards
Narrative Discussion Related to the Summary Compensation Table & Grants of Plan-Based Awards Table
Annual Incentive Awards
Equity-Based Long-Term Incentives
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
Narrative Discussion Related to Pension Benefits Table
DIRECTOR COMPENSATION
Narrative Discussion Related to Director Compensation Table
2006 Director Compensation
COMPENSATION COMMITTEE REPORT
PROPOSAL 2 — APPROVAL OF APPOINTMENT OF AUDITORS
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
BENEFICIAL OWNERSHIP OF COMMON STOCK
SHAREHOLDER PROPOSALS OR NOMINATIONS FOR 2007 ANNUAL MEETING
OTHER INFORMATION
EXHIBIT A
GATX CORPORATION DIRECTOR INDEPENDENCE STANDARD

GATX CORPORATION

500 WEST MONROE STREET
CHICAGO, IL 60661
312-621-6200

Notice of Annual Meeting of Shareholders

To our Shareholders:

The Annual Meeting of the Shareholders of GATX Corporation will be held at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois 60675, on Friday, April 27, 2007, at 9:00 A.M., for the purposes of:

1. electing directors;

2. approving the appointment of independent auditors for the year 2007; and

3. transacting such other business as may properly come before the meeting.

Only holders of Common Stock and both series of $2.50 Cumulative Convertible Preferred Stock of record at the close of business on March 2, 2007 will be entitled to vote at this meeting or any adjournment thereof.

If you do not expect to attend in person, it will be appreciated if you will promptly vote, sign, date and return the enclosed proxy. Alternatively, you may vote by telephone or Internet by following the instructions in the enclosed proxy.

Deborah A. Golden
Vice President, General Counsel and Secretary

March 15, 2007

GATX CORPORATION

500 WEST MONROE STREET
CHICAGO, IL 60661
312-621-6200

March 15, 2007

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of GATX Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Friday, April 27, 2007 in accordance with the foregoing notice. This Proxy Statement and accompanying proxy card are being mailed to shareholders on or about March 15, 2007.

Q:	Who is entitled to vote?

A:	All holders of record of the Company’s Common Stock and both series of $2.50 Cumulative Convertible Preferred Stock as of the close of business on March 2, 2007 are entitled to vote. On that day, approximately 52,307,164 shares of Common Stock and 18,508 shares of $2.50 Cumulative Convertible Preferred Stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	How do I vote?

A:	We offer our registered shareholders three ways to vote, other than by attending the Annual Meeting and voting in person:

• Using the Internet, by following the instructions on the proxy card;

• By telephone, using the telephone number printed on the proxy card; or

• By mail, using the enclosed proxy card and return envelope.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer, Chief Financial Officer and General Counsel (the “Proxyholders”). In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting.

If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares in the following manner:

• For the election of the Board’s nominees for director;

• For the approval of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Q:	What if I submit a proxy and later change my mind?

A:	If you have given your proxy and later wish to revoke it, you may do so by giving written notice to the Company prior to the Annual Meeting, submitting another proxy bearing a later date (in any of the permitted forms), or casting a ballot in person at the Annual Meeting.

Q:	What happens if other matters are raised at the meeting?

A:	If other matters are properly presented at the meeting, the Proxyholders will have the discretion to vote on those maters for you in accordance with their best judgment. However, the Company’s Corporate Secretary has not received timely and proper notice from any shareholder of any other matter to be presented at the meeting.

Q:	Who will count the votes?

A:	Mellon Investor Services will serve as proxy tabulator and count the votes.

Q:	How is it determined whether a matter has been approved?

A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting will be determined as follows:

• The election of directors will require a plurality of the votes cast;

• Each other matter requires a majority of the votes cast.

Q:	What constitutes a quorum?

A:	A quorum is present if shares representing a majority of the votes entitled to be cast are represented in person or by proxy. Broker non-votes, abstentions and shares as to which votes are withheld will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the election of directors and the approval of the appointment of the independent registered public accounting firm. On non-routine matters, such as a shareholder proposal, nominees cannot vote unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.”

Q:	What effect does an abstention have?

A:	Shares as to which votes are withheld or which abstain from voting and broker non-votes will not be counted and thus will not affect the outcome with respect to these matters.

Q:	What shares are covered by the proxy card?

A:	The proxy card covers all shares held by you of record (i.e., registered in your name), including those held in the GATX Stock Fund for participants in the GATX Salaried Employees Retirement Savings Plan and GATX Hourly Employees Retirement Savings Plan.

If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

If you are a current or former employee of the Company with shares in the GATX Stock Fund as the result of participation in the GATX Salaried Employees Retirement Savings Plan and GATX Hourly Employees Retirement Savings Plan, then your proxy card (or vote via the Internet or by telephone) will serve as voting instructions to the plan trustee. The trustee will vote your shares as you direct, except as may be required by the Employee Retirement Income Security Act (ERISA). If you fail to give instructions to the plan trustee, the trustee will vote the shares in the GATX Stock Fund in proportion to the shares for which the trustee timely receives voting instructions. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by April 23, 2007.

Q:	Who pays the cost of this proxy solicitation?

A:	The Company pays the costs of soliciting proxies. The Company has retained Mellon Investor Services to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation. For these services, the Company will pay Mellon Investor Services a fee of $7,500 plus expenses.

Q:	Is this Proxy Statement the only way that proxies are being solicited?

A:	No. As stated above, the Company has retained Mellon Investor Services to aid in the solicitation of proxy materials. In addition, certain directors, officers or employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile, e-mail or personal contact.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nine directors are to be elected, each for a term of one year, to serve until the next Annual Meeting of shareholders or until their successors are elected and qualified. The Board of Directors recommends a vote for election of the nominees named below. Unless authority to vote on directors has been withheld, each proxy will be voted for the election of the nominees named below. All of the nominees have consented to serve as directors if elected. If at the time of the Annual Meeting any nominee is unable or declines to serve, the proxies may be voted for any other person who may be nominated by the Board of Directors to fill the vacancy, or the Board may be reduced accordingly.

Nominees For Board of Directors

		Director
Name and Principal Occupation	Age	Since

James M. Denny	74	1995
Retired; Former Vice Chairman, Sears, Roebuck and Co.
Richard Fairbanks	66	1996
Counselor, Center for Strategic & International Studies
Deborah M. Fretz	58	1993
President and Chief Executive Officer, Sunoco Logistics Partners, L.P.
Marla C. Gottschalk.	46	2006	(1)
Chief Executive Officer, The Pampered Chef
Ernst A. Häberli	58	(1)
Retired; Former President, Commercial Operations International, The Gillette Company
Brian A. Kenney	47	2004
Chairman of the Board, President and Chief Executive Officer of the Company
Mark G. McGrath	60	2005
Retired; Former Director of McKinsey & Company
Michael E. Murphy	70	1990
Retired; Former Vice Chairman, Chief Administrative Officer, Sara Lee Corporation
Casey J. Sylla	63	2005
Chairman of the Board and Chief Executive Officer, Allstate Life Insurance Company

(1)	Ms. Gottschalk was appointed to the Board of Directors effective July 21, 2006. Ms. Gottschalk and Mr. Häberli will be standing for election by shareholders for the first time this year.

Additional Information Concerning Nominees

Mr. Denny retired as Vice Chairman, Sears, Roebuck and Co., a merchandising company, in August 1995, having served in that position since February 1992. He also served as a Managing Director of William Blair Capital Partners, LLC, a general partner of private equity funds affiliated with William Blair & Co., from August 1995 until December 2000. Mr. Denny is Chairman of Gilead Sciences, Inc.

Mr. Fairbanks, in April 2000, was named Counselor, Center for Strategic & International Studies, a nonprofit public policy research institution providing analysis on and assessment of the public policy impact of U.S. domestic, foreign and economic policy, international finance and national security issues, having previously served as its President and Chief Executive Officer. Mr. Fairbanks was formerly a U.S. Ambassador at Large. Mr. Fairbanks is also a director of SEACOR Holdings Inc.

Ms. Fretz was named President and Chief Executive Officer of Sunoco Logistics Partners, L.P., an owner and operator of refined product and crude oil pipelines and terminal facilities, in October 2001. Ms. Fretz previously served as Senior Vice President, Mid-Continent Refining, Marketing & Logistics, of

Sunoco, Inc., an energy company, from December 2000 to October 2001 and Senior Vice President, Lubricants and Logistics, from January 1997 to December 2000.

Ms. Gottschalk serves as Chief Executive Officer of The Pampered Chef, a Berkshire Hathaway company and a direct seller of kitchen tools, having joined The Pampered Chef in December 2003. Ms. Gottschalk previously served as Senior Vice President, Financial Planning and Investor Relations for Kraft Foods, Inc., beginning in February 2002, and prior to that time, as Executive Vice President and General Manager of Kraft’s Post Cereal Division and Vice President, Marketing and Strategy for the Kraft Cheese Division.

Mr. Häberli retired as President, Commercial Operations International, The Gillette Company in 2004, having served in that position since 2001. Mr. Häberli formerly served as President, North American Tissue Operations and Technology, Executive Vice President and Chief Financial Officer, Senior Vice President, Strategy and on the Board of Directors of Fort James Corporation. Mr. Häberli also served as President of Pet International and in various roles with the Phillip Morris Companies, Inc.

Mr. Kenney was elected Chairman of the Board and Chief Executive Officer of the Company in April 2005, having previously been named President of the Company in October 2004. Mr. Kenney previously served as Senior Vice President, Finance and Chief Financial Officer from April 2002 to October 2004 and Vice President, Finance and Chief Financial Officer from October 1999 to April 2002.

Mr. McGrath retired as a Director of McKinsey & Company, a private management consulting firm, in December 2004, having served in that firm for twenty-seven years. He led the firm’s Americas’ Consumer Goods Practice from January 1998 until December 2003. Mr. McGrath has served as a senior advisor with Gleacher Partners LLC, a firm providing strategic advisory services to corporations, in a part-time capacity since January 2005. Mr. McGrath is also a director of Aware, Inc.

Mr. Murphy retired as Vice Chairman, Chief Administrative Officer of Sara Lee Corporation, a diversified manufacturer of packaged food and consumer products, in October 1997, having served in that position since July 1993. Mr. Murphy is also a director of Coach, Inc., Northern Funds and Payless ShoeSource, Inc.

Mr. Sylla was named Chairman of the Board and Chief Executive Officer of Allstate Life Insurance Company, a principal division of the Allstate Insurance Company, a company offering life insurance, annuities and related retirement and savings products, in 2006. Mr. Sylla previously served as Chairman of the Board and President of Allstate Financial from 2002 to 2006 and as the Chief Investment Officer for Allstate Corporation, the holding company for Allstate Insurance Company, from 1995 to 2002. Mr. Sylla is a director of Spirit Finance Corporation.

Board of Directors

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Each committee is composed of directors determined by the Board of Directors to be independent in accordance with the New York Stock Exchange (“NYSE”) listing standards. The Board of Directors has elected Ms. Fretz as Lead Director and Ms. Fretz serves as an ex-officio member of each Committee of the Board. In that regard, Ms. Fretz does not serve as a member of any particular Board Committee, but may attend such committee meetings as she deems appropriate. During 2006, there were seven regular meetings of the Board of Directors of the Company. In addition, the Board’s non-management directors generally meet in executive sessions without management before or following each meeting of the Board. The executive session is chaired by the Lead Director.

Each director attended at least 75% of the meetings of the Board and committees (on which he or she served) held while the director was a member during 2006. The Company has adopted a policy strongly encouraging all members of the Board to attend the Annual Meeting of Shareholders. In 2006, all directors attended the Annual Meeting of Shareholders.

Rod F. Dammeyer currently serves as a director, but is not standing for re-election to the Board of Directors. Miles L. Marsh resigned from the Board of Directors effective December 31, 2006. The Company expresses its utmost appreciation to Messrs. Dammeyer and Marsh for their dedicated service.

The Company’s Corporate Governance Guidelines, Code of Ethics and Code of Ethics for Senior Officers and the charters of each of the standing Board committees are available under Corporate Governance in the Investor Relations section on the Company’s website at www.gatx.com and are available in print to any shareholder who so requests.

Board Independence

The Board of Directors has adopted the independence standard for the directors set forth in Exhibit A to this Proxy Statement. These standards conform to the standards required by the NYSE for listed companies. The Board of Directors has affirmatively determined that each of the following directors or nominees is independent based on the Company’s independence standards, and that each such director or nominee has no other material relationship with the Company relevant to the determination of independence: Ms. Fretz, Ms. Gottschalk and Messrs. Dammeyer, Denny, Fairbanks, Häberli, Marsh, McGrath, Murphy and Sylla. In reaching its determination with respect to Mr. Dammeyer, the Board of Directors considered the fact that Mr. Dammeyer holds a less than 10% equity interest in an entity to which the Company has leased railcars under arms length contracts for lease payments of approximately $336,000 per year.

Committees of the Board

Audit Committee

The Audit Committee members are Messrs. Murphy (Chair), Dammeyer, McGrath and Sylla and Ms. Gottschalk. The Board of Directors has determined that each current member of the Audit Committee is financially literate, has accounting or related financial management expertise and meets the criteria established by the Securities and Exchange Commission (“SEC”) for an “Audit Committee Financial Expert.” The Audit Committee is composed solely of members who are independent in accordance with the NYSE’s rules for independence of audit committee members. Mr. Dammeyer serves on the audit committee of five public companies, including the Company’s Audit Committee. The Board of Directors has determined that such simultaneous service by Mr. Dammeyer will not impair his ability to effectively serve on the Company’s Audit Committee. As previously described, Mr. Dammeyer is not standing for re-election to the Board of Directors and his service on the Audit Committee will conclude when his term on the Board expires. During 2006, there were eight meetings of the Audit Committee. In addition to appointing the Company’s independent auditors, the Committee’s functions include: (i) assisting the Board of Directors in its oversight of the integrity of the Company’s financial statements; (ii) maintaining the Company’s compliance with legal and regulatory requirements; (iii) reviewing the independent auditor’s qualifications and independence; (iv) reviewing and evaluating the performance of the Company’s internal audit function and independent auditors; (v) reviewing and approving or disapproving any related person transactions; and (vi) preparing the report that SEC rules require be included in the Company’s annual proxy statement.

Compensation Committee

The Compensation Committee members are Messrs. Denny (Chair), Fairbanks and Sylla. During 2006, there were five meetings of the Compensation Committee. The Committee’s functions include: (i) assisting the Board of Directors in the discharge of its responsibilities with respect to compensation of the Company’s directors, officers and executives; (ii) general responsibility for ensuring the appropriateness of the Company’s executive compensation and benefit programs, and the criteria for awards to be issued under such programs; and (iii) preparing the report that SEC rules require be included in the Company’s annual proxy statement. The Compensation Committee has engaged Frederic W. Cook & Company, Inc., an independent outside consulting firm, to advise the Committee on matters related to executive and director compensation. Frederic W. Cook & Company provides relevant market data, current updates regarding trends in executive and director compensation, and advice on program design, specific compensation decisions for the Chief Executive Officer and on the recommendations made by the Chief Executive Officer with respect to the compensation of other executives. The Committee’s consultant attends all Committee meetings and meets independently with the Committee as appropriate. The only services that the compensation consultant performs for the Company are related to executive and director compensation and are primarily in support of decision-making by the Committee.

Governance Committee

The Governance Committee members are Messrs. Fairbanks (Chair), Dammeyer, Denny and McGrath. During 2006, there were five meetings of the Governance Committee. The Committee’s functions include: (i) identifying individuals qualified to become Board members and recommending to the Board of Directors group of director nominees for each annual meeting of the Company’s shareholders; (ii) ensuring that all of the committees of the Board of Directors shall have the benefit of qualified and experienced independent directors; (iii) developing and recommending to the Board of Directors a set of effective corporate governance policies and procedures applicable to the Company; and (iv) reviewing the performance of all members of the Board in their capacities as directors, including attendance and contributions to Board deliberations, and making such recommendations to the Board as may be appropriate.

Related Person Transactions

The Board of Directors has adopted a written policy for the review of related person transactions. The Audit Committee reviews related person transactions in which the Company will be a participant to determine if they are in the best interests of the Company and its shareholders. Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a related person had or will have a material interest and that exceed $120,000 are subject to the Audit Committee’s review.

Related persons are directors, director nominees, executive officers, holders of 5% or more of our voting stock and their immediate family members. Immediate family members are spouses, parents, stepparents, mothers-in-law, fathers-in-law, siblings, brothers-in-law, sisters-in-law, children, stepchildren, daughters-in-law, sons-in-law and any person, other than a tenant or employee, who shares the household of a director, director nominee, executive officer or holder of 5% or more of our voting stock.

Upon completion of its review, the Audit Committee approves, ratifies or disapproves any related person transaction. In conjunction with any approval or ratification of a transaction, the Audit Committee makes a determination that the transaction does not constitute a conflict of interest pursuant to the Company’s Code of Business Conduct and Ethics.

Process For Identifying and Evaluating Director Nominees

The Board is responsible for recommending nominees for election by the shareholders. The Board has delegated the process for screening potential candidates for Board membership to the Governance Committee with input from the Chairman of the Board and Chief Executive Officer. When the Governance Committee determines that it is desirable to add to the Board or fill a vacancy on the Board, the Governance Committee will identify one or more individuals qualified to become members of the Board and recommend them to the Board. In identifying qualified individuals, the Governance Committee will seek suggestions from other Board members, and may also retain a search firm for this purpose. The Governance Committee will also consider candidates recommended by shareholders. The Governance Committee will conduct such inquiry into the candidate’s background, qualifications and independence as it believes is necessary or appropriate under the circumstances, and would apply the same standards to candidates suggested by shareholders as it applies to other candidates. Such recommendations should be submitted to the Governance Committee, c/o Corporate Secretary, 500 West Monroe Street, Chicago, Illinois 60661. The recommendation should be received not more than 120 and not less than 90 days prior to the first anniversary date of the immediately preceding annual meeting and should include the following information: (i) the name of the individual recommended as a director candidate; (ii) all information required to be disclosed in the solicitation of proxies for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934; (iii) the individual’s written consent to being named in the proxy statement as a nominee and serving as a director if elected; (iv) a representation that the person making the nomination is a shareholder of the Company; and (v) a description of any arrangements and understandings between the shareholder and the nominee.

In 2006, the Company engaged a professional search firm to identify and assist the Governance Committee in identifying and evaluating potential director nominees. Both Ms. Gottschalk and Mr. Häberli were recommended as nominees by the professional search firm and Mr. Häberli was also recommended by a non-management director.

The Board of Directors, upon recommendation of the Governance Committee, has determined that all candidates that it proposes for election to the Board of Directors should possess and have demonstrated the following minimum criteria: (i) the highest level of personal and professional ethics, integrity and values; (ii) an inquisitive and objective perspective; (iii) broad experience at the policy-making level in business, finance, accounting, government or education; (iv) expertise and experience that is useful to the Company and complementary to the background and experience of other Board members, so that an optimal balance and diversity of Board members may be achieved and maintained; (v) broad business and social perspective, and mature judgment; (vi) commitment to serve on the Board for an extended period of time to ensure continuity and to develop knowledge about the Company’s business; (vii) demonstrated ability to communicate freely with management and the other directors, as well as the ability and disposition to meaningfully participate in a collegial decision making process; (viii) willingness to devote the required time and effort to carry out the duties and responsibilities of a Board member; and (ix) independence from any particular constituency, and the ability to represent the best interests of all shareholders and to appraise objectively the performance of management.

Communication with the Board

Interested parties, including shareholders, may communicate directly with the Board, one or more directors of the Company, including the Lead Director, or the non-management directors of the Company as a group through the office of the Corporate Secretary as follows: (i) by mail addressed to the Board, the non-management directors as a group or one or more directors, c/o Corporate Secretary, 500 West Monroe Street, Chicago, Illinois 60661; (ii) electronically by sending an e-mail to contactboard@gatx.com; or (iii) anonymously by telephone by calling 888-749-1947. Communications (other than those deemed in the reasonable judgment of the Corporate Secretary to be inappropriate, such as matters that are patently frivolous) received by the Company addressed to the Board or one or more directors shall be promptly forwarded to the Lead Director and to the Board member or members to whom it was addressed or, if not so specifically addressed, then, depending on the subject matter of the particular communication, to the chair of the appropriate Board committee or to the non-management directors as a group. Any communication not readily identifiable for a particular director or Board committee shall be forwarded to the Chair of the Governance Committee.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion & Analysis

This compensation discussion and analysis describes the material elements of GATX’s compensation program for named executive officers. Further detail is provided for each compensation element in the tables and narratives which follow. The Compensation Committee of the Board of Directors (the “Committee”) oversees the design and administration of our executive compensation program with the assistance of Frederic W. Cook & Company, Inc., an independent consulting firm retained by the Committee.

Compensation Philosophy and Objectives

The Company’s executive compensation program is structured to provide compensation opportunities that appropriately: (1) reflect the competitive marketplace in which we compete, (2) balance executive focus on short and long-term objectives, and (3) align management and shareholder interests. The program has been developed with the following key principles in mind:

•	A significant portion of compensation should be performance-based. Through annual and long-term incentive awards, executives are encouraged to focus attention on a combination of critical strategic, financial and individual goals. The weight placed on each of these should vary from time to time depending on the Company’s strategies and operating environment.

•	On a relative basis, long-term incentive opportunities should be emphasized more heavily than short-term incentive opportunities. The Company invests predominantly in long-lived assets and the outcomes of key decisions are often not realized for several years. Creating long-term economic value should outweigh focus on short-term results.

•	A meaningful equity stake helps ensure that executive and shareholder interests are aligned. This is accomplished through Company stock grants and a mandatory stock retention policy.

Ultimately, the executive compensation program is intended to help communicate and reinforce performance that contributes to business success and shareholder return and to reward executives appropriately when the desired results are achieved.

As shown in the following table, the mix of target total direct compensation (“TDC” or current base salary, target annual incentive and target long-term incentive) for named executive officers is consistent with the principles described above. The table illustrates how TDC is allocated between performance and non-performance based components, how performance-based compensation is allocated between annual and long-term components, and how TDC is allocated between cash and equity components for 2007. In 2006, the allocations were similar except for Mr. Earl who then occupied a different position.

TDC Mix

	% of TDC that is:		% of Performance Based TDC
		Not	that is:		% of TDC that is:
	Performance	Performance	Annual	Long-Term	Cash Based	Equity Based
Name	Based (1)	Based (2)	(3)	(4)	(5)	(6)

Brian A. Kenney	75%	25%	33%	67%	50%	50%
James F. Earl	67%	33%	33%	67%	55%	45%
Robert C. Lyons	63%	37%	33%	67%	57%	43%
Gail L. Duddy	59%	41%	35%	65%	61%	39%
Deborah A. Golden	59%	41%	35%	65%	61%	39%

(1)	Target annual plus target long-term incentives / TDC

(2)	Base salary / TDC

(3)	Target annual incentives / Target annual and long-term incentives

(4)	Target long-term incentives / Target annual plus long-term incentives

(5)	Base salary plus target annual incentives / TDC

(6)	Long-term incentives / TDC

(Note: The figures in the table above are based on 2007 target incentive awards and thus are not intended to match amounts shown in the Summary Compensation Table or the Grant of Plan-Based Awards Table).

Roles and Responsibilities

Based on input from the Committee’s independent consultant, the Company’s human resources staff and the Company’s external legal counsel, the Committee makes all decisions with respect to the compensation of the CEO. The Committee, after reviewing the recommendations of the CEO, makes decisions with respect to the compensation of other named executive officers. The CEO does not participate in, nor is he present during, any discussions of his own compensation. Such discussions occur in executive sessions of the Committee which may include the Committee’s independent consultant. The Committee reviews decisions regarding CEO pay with the full Board of Directors.

Competitive Benchmarking

In general, with the exception of executive benefits and perquisites, GATX targets the level of compensation on each element in the pay program near median levels reported in nationally recognized published compensation surveys for companies of comparable revenue size in a broad range of industries. These surveys include those published by Towers Perrin and Hewitt Associates. On occasion, it has been possible to supplement published survey data with data from custom compensation surveys for companies that more directly compete with GATX in the businesses in which it operates. However, such opportunities arise only on an infrequent basis. The Company has relatively few direct competitors and most are subsidiaries of much larger public companies or are privately held and therefore are not required to report relevant pay data. The results of the occasional custom competitor surveys have generally supported the reasonableness of using published survey data.

Additionally, we have periodically compiled compensation information from proxy statements of companies that are comparable to GATX in size based on measures which include assets and market capitalization as well as revenue. The results of these analyses have also generally supported the reasonableness of using published survey sources.

Regulatory Considerations

GATX has designed and administered its incentive programs in a manner generally intended to preserve federal income tax deductions. Under the annual incentive plan, the maximum possible incentive award payable to each named executive officer has been established as 0.75% of Total Gross Income Less Total Ownership Costs as reported in our financial statements. At the end of the year, the Committee certifies the level of actual performance on this measure and may lower, but not raise, the annual award based upon underlying metrics communicated to each participant at the beginning of the year. Under the long-term incentive plan, the Committee determines the maximum number of performance shares that may be earned if a specified level of Total Gross Income Less Total Ownership Costs ($380 million per year for the 2006-2008 performance period) is attained. The Committee certifies whether or not this goal has been met at the end of the performance period. If the goal has not been met, the entire performance share award is cancelled; if it has been met, the Committee may lower, but not raise, the number of performance shares otherwise payable based on the achievement of long-term performance objectives communicated to participants at the beginning of the three year performance period.

The Company’s incentive and equity compensation programs, severance plans and change of control agreements are administered in compliance with federal tax rules affecting nonqualified deferred compensation. The tax and accounting consequences of utilizing various forms of compensation are considered when adopting new or modifying existing programs.

Compensation Elements

The elements of the Company’s compensation program for named executive officers include:

•	Base salary

•	Annual incentive awards

•	Long-term equity-based incentive awards

•	Retirement, health and welfare benefits

•	Perquisites

•	Change of control severance protection

Base Salary

Base salary helps the Company attract and retain an appropriate caliber of executive talent and provides executives with a degree of financial certainty since base salary is less subject to Company performance risk than most other pay elements. In establishing salary levels, consideration is given to market pay levels adjusted for the comparability of responsibilities and experience as well as individual performance and contribution. For new executives, time in position is also a factor. Except in unusual circumstances, base salaries for named executive officers are reviewed every 18 months rather than every 12 months as for other employees, based on the belief that a longer period between reviews may result in a more accurate assessment of individual contributions at senior management levels.

Base salary levels have a ripple effect on many other elements in the compensation program because incentive opportunities are expressed as a percentage of salary as are retirement benefits. This is intentional, and the general effect is that total compensation is lower than market for new or underperforming employees, and higher than market for experienced, proven performers.

Two named executive officers received sizeable salary increases during 2006. Mr. Kenney’s salary was increased from $600,000 to $750,000 in November, reflecting his strong performance during his first 18 months as CEO. The increase also reflected the fact that his salary, prior and even subsequent to the November increase, is below market median levels due to his relatively short tenure in the CEO position. The Committee reviewed the impact that this increase would have on Mr. Kenney’s retirement benefit and change of control severance protection. Mr. Earl’s salary was increased from $375,000 to $475,000 in December in conjunction with his promotion to Chief Operating Officer, based on a review of market data and consideration of internal equity relative to the CEO.

For named executive officers, salaries represent between 25% (for the CEO) and 41% of TDC. Based on the factors described above, salaries for named executive officers are at or below market median levels, but consistent with our desired positioning given the relatively limited tenure of several of the named executive officers in their current roles.

Annual Incentive Awards

Named executive officers are eligible to receive annual incentive awards under the GATX Cash Incentive Compensation Plan (the “CICP”) based on the extent to which pre-established financial performance goals and (except for the CEO) individual performance goals are achieved. The CICP was approved by shareholders in 2004.

Annual incentive awards are the primary element in the total compensation program under which named executive officers and all other salaried employees are rewarded for the achievement of annual operating profitability goals. The Committee assesses actual performance results with this in mind and may exclude all or a portion of the impact of events unrelated to operating performance (primarily tax rate or accounting rule changes) from the computation of results for incentive purposes, and/or modify the performance goals against which actual results are compared. The Committee may also make adjustments for other reasons including unusual or strategic events such as restructurings, acquisitions or divestitures. Thus, the results on which annual incentives are based may differ from results reported in the Company’s financial statements. Such adjustments may increase or decrease the size of incentives otherwise payable.

The basis on which financial performance is measured may vary from year to year in accordance with the Company’s objectives. We typically measure actual against budgeted performance, with budgeted performance generally representing the level for which target award opportunities are paid. Financial performance is most often expressed in terms of net income since the annual plan is intended to provide a strong incentive for profitability and cost control. Individual performance is also an incentive component for named executive officers other than the CEO. Individual performance goals are established at the beginning of the year based on the key responsibilities of each executive officer.

•	Target, Maximum and Threshold Award Opportunities — Target award opportunities are established for named executive officers based on median competitive opportunities and are expressed as a percentage of base salary. Consistent with median competitive opportunities, Mr. Kenney’s target opportunity was raised from 75% to 100% concurrent with his salary increase in November 2006, and Mr. Earl’s target opportunity was raised from 50% to 65% concurrent with his promotion to Chief Operating Officer. Target opportunities for other named executive officers are either 50% or 55% of base salaries.

Maximum award payment levels are 200% of target opportunities, providing upside leverage for truly superior performance on all components of the plan. Threshold award payment levels on financial goals vary; in 2006, the threshold levels were 30% of target incentive opportunities.

•	Performance Goals and Weights — In 2006, performance measures included consolidated net income, business segment net income, and individual performance goals, weighted as indicated in the narrative following the Summary Compensation Table and the Grants of Plan-Based Awards Table. The weights placed on each component are intended to foster cooperation among business segments and ensure that executives have a reasonable amount of control over the factors that affect their awards. In the event that threshold financial goals are not attained (on either a consolidated or business segment basis as relevant), the weight placed on the individual portion of the annual incentive award is automatically decreased. This is intended to provide the possibility to earn an incentive award, albeit a reduced one, for strong individual accomplishment in a year in which financial results are below desired levels. As noted above, this does not apply to the CEO’s incentive which is based solely on financial performance.

As a result of the sale of a major business segment in 2006 and corresponding changes to our organizational structure, separate financial performance goals for individual business segments will no longer be utilized. Beginning in 2007, financial incentive goals for named executive officers will be based entirely on consolidated results.

•	Relationship between Award Opportunities and Performance — The percentage of target award opportunities payable at various levels of financial performance is governed by a schedule determined by the Committee each year, after reviewing recommendations made by management. Target payouts on the financial component of the plan are generally made for achieving budgeted levels on each financial measure, although in 2006, the budgeted level of consolidated net income had to be exceeded slightly to earn the target award. In establishing the level of financial performance for which maximum incentive opportunities are paid, consideration is given to a number of factors. For the past few years, the most material factor is our assessment of the level of ROE at which shareholders would believe that performance was superior and the payment of 200% of target opportunities was warranted; this level is then expressed as a percentage of budgeted or target net income. Our assessment of what level of ROE would be considered superior is influenced by general economic conditions and the economic outlook for our business in particular. In establishing the threshold performance level (the level of performance below which no incentive will be paid), the process is essentially reversed. We define the minimum level of ROE at which we believe shareholders would support the payment of a reduced portion of target incentive opportunities, again taking into account the economic climate as appropriate. Threshold financial goals have generally been set between 75% and 85% of budgeted or target performance levels and have generally resulted in the payment of 30% to 50% of target award opportunities. The percentage of target award opportunities payable on the individual portion of the plan for employees other than the CEO range from 0% to 200% of target as determined by the Committee after considering the CEO’s recommendations regarding the extent to which the goals established at the beginning of the year for each officer were attained.

2006 Incentive Payments: In 2006, consolidated net income was $155.9 million and Rail net income was $110.5 million after adjustments, representing 110.3% and 110.5% of target net income, respectively. Adjustments to GAAP net income were made to remove the effect of several items unrelated to operating performance and discontinued operations including losses, impairments and severance expenses related to the sale of the Company’s Air business as well as benefits due to a tax rate change in Canada and the capitalization of certain costs that are normally expensed. Based on the adjusted net income results, incentive payouts on the consolidated and rail segment financial components were 133.7% and 121.0% of target incentive awards respectively. Ratings for individual performance for named executive officers averaged 112.5%. After applying the relevant weights to each incentive component, 2006 payments for named executive officers ranged from 123.0% to 133.7% of target award opportunities. These payouts reflect a year in which net income and return on equity from continuing operations increased significantly, the Company’s credit ratings were raised two notches by both Moody’s and Standard & Poor’s, and the Air business was successfully divested.

Long-Term Equity-Based Incentive Awards

Long-term equity-based incentive opportunities are provided each year to named executive officers and other employees pursuant to the GATX Corporation Equity Incentive Compensation Plan (the “EICP”) which was approved by shareholders in 2004. Long-term incentive compensation helps us attract and retain qualified executives, reward the achievement of the Company’s long-term objectives, encourage ownership of the Company’s stock, and promote a close identity of interests between the Company’s management and its shareholders.

A variety of different award types may be granted under the long-term plan, including stock options, SARs, performance shares or units and restricted stock. Restricted stock which has only time-based vesting requirements is granted to named executive officers on a limited basis for special reward or retention purposes only. Most long-term incentive awards to named executive officers are performance-based.

In 2006, the value of the primary total long-term incentive award to each executive was split approximately equally between stock-settled stock appreciation rights (“SARs”) and performance shares. We chose this particular combination of grant types because it allows us to focus and balance attention on total shareholder return as well as specific financial and/or strategic goals. We consider both categories equally important to our long-term success. The size of target awards made to named executive officers is regularly calibrated to median competitive long-term incentive opportunities. In addition to market competitive opportunities, the Committee considers qualitative factors including the scope of the officer’s responsibilities, his or her performance and the size of previous grants.

Beginning in 2007, the grant date for regular long-term incentive awards has been established as the day on which the second Committee meeting in each calendar year occurs. Off-cycle grants (if any) to newly hired or promoted employees will be made on the last trading date of the month following hire or promotion and following Committee approval of the award.

•	SARs — SARs are granted to align the interests of the Company’s named executive officers and other employees with its shareholders. SARs are granted at a price equal to the average of the high and low prices of the Company’s common stock on the date of grant as approved by the Committee. Because total shareholder return is comprised of stock price appreciation and dividends, we attach dividend equivalents to SAR grants. Paying dividend equivalents is not a common practice competitively, but we believe the way to fully align management and shareholder interests is to reward both components of shareholder return. Dividend equivalents accrue until vesting and are paid in cash thereafter. The value of dividend equivalents is factored into the determination of grant size.

SAR grants to executives are made at the same time as they are made to other employees. The Company has no program, plan or practice to time SAR grants to named executive officers or any other employee in coordination with the release of material non-public information.

Beginning with the SAR grant made in 2007, the vesting schedule will change so that SARs vest ratably over a three-year period. In 2006 and prior years, vesting occurred 50% on the first anniversary and 25% on each of the second and third anniversaries of the grant date.

•	Performance Shares — The purpose of performance shares is to focus attention on and to reward the achievement of the Company’s long-term financial and strategic objectives. Performance share awards operate similarly to annual incentive awards in many respects. The primary differences are the length of the performance period and the form of payment. In the case of performance shares, the Committee establishes the goals for which the performance shares may be earned at the beginning of a multi-year rather than annual performance period. The length of the performance period is typically three years. A percentage ranging from 0% to 200% of the performance shares initially awarded may be earned based on the extent to which the pre-established goals are achieved. Payment for earned performance shares is made in the form of Company common stock rather than cash.

Based on median market data and the factors described above, a target number of performance shares for each named executive officer is awarded and is earned if the level of performance specified as the target level is achieved. A schedule approved by the Committee governs the percentage of the target number of performance shares earned for performance below or in excess of the target level. The target on each measure is generally tied to budget. As is the case with annual incentive awards, the range around the target for which performance shares may be earned is based on an assessment of how we believe shareholders would view performance at various levels and the potential reward associated with each.

The Committee may make adjustments to the goals or to the computation of actual performance against those goals. Fewer adjustments are expected to be made with respect to factors affecting long-term incentives than annual incentives, but adjustments are occasionally necessary to reflect circumstances or events impossible to anticipate at the time the goals are set such as acquisitions or divestitures; such adjustments may serve to increase or decrease the number of performance shares that would otherwise be earned. Accumulated dividend equivalents are paid on the number of performance shares earned at the end of the performance period.

2006 Grants:  In 2006, SAR and performance share grants were made based on the factors described above to each named executive officer. The percentage of the target performance share grant that will be earned by each named executive officer is based on performance over the 2006 to 2008 period. Performance goals for this period were established on two measures: consolidated average return on equity (weighted 70%) and consolidated cumulative investment volume (weighted 30%), reflecting our objectives for sustained profitability and growth. Because we invest in long-lived assets, the quality of our investments decisions is an important component in the Company’s long-term success. All investments are made pursuant to the Company’s investment policy.

Performance Share Grants Prior to 2006:   Performance share grants made in 2004 and 2005 have been described in detail in previous proxy statements. On December 31, 2006, the earned portion of the 2004 grant vested; the number of performance shares that vested and their value on December 31, 2006 are shown in columns (d) and (e) respectively of the Option Exercises and Stock Vested Table. At the February 2007 meeting of the Compensation Committee, the earned portion of the 2005 grant was determined as noted in footnote (5) to the Outstanding Equity Awards at Fiscal Year End Table. The earned portion of the 2005 grant will vest on December 31, 2007.

Stock Retention Requirements

To underscore the importance of stock ownership, the Company has established stock retention requirements for named executive officers and other senior management employees. The requirements specify that 50% of the after-tax profit realized from Company equity awards be retained in shares of Company stock until the employee owns stock equal in value to a multiple of salary based on his or her position. The multiple is 5.0 times salary for the CEO and 2.5 times salary for other named executive officers.

As of February 1, 2007, Mr. Kenney, Mr. Earl, Mr. Lyons and Ms. Duddy own stock in excess of the multiple for their positions. Ms. Golden (who was hired in 2006) has not yet met the applicable multiple and must therefore retain in Company stock 50% of any after-tax profit realized from option/SAR exercises and/or earned performance share awards and restricted stock grants.

Retirement, Health and Welfare Benefits

The company sponsors a standard array of retirement, health and welfare benefits. Retirement programs include both a 401(k) and defined benefit pension program as well as a supplemental plan intended solely to restore pension benefits limited by law to the level specified by formula in the qualified pension plan applicable to all salaried employees. The pension and 401(k) programs are intended to supplement employees’ personal retirement savings and social security benefits. Health and welfare benefits include medical, dental, vision, life and disability insurance. These programs provide protection against catastrophic loss and encourage health maintenance.

Named executive officers participate in the same programs and on the same basis as other salaried employees. No retirement, savings, medical, disability or other insurance program or arrangement exists which provides benefits to named executive officers in excess of those provided generally, with the amount of benefits under certain of those programs corresponding to the employee’s years of service and compensation level.

Perquisites

The only perquisites provided to named executive officers are automobile and financial counseling allowances. This array puts us below the market median for companies of our revenue size but is consistent with our objective to minimize status-oriented compensation elements.

Change of Control Severance Protection

Each named executive officer has entered into an Agreement of Employment Following a Change of Control which provides certain benefits should employment be terminated following a change of control (“COC”). This protection is provided for competitive reasons and to ensure the stability, continuity and impartiality of our executives in a COC situation. The Agreements are “double-trigger” agreements, meaning that benefits are payable only if a COC occurs and the executive’s employment is terminated or constructively terminated as a result. Key terms under the Agreements applicable in 2006 are summarized in the narrative discussion regarding potential payments upon termination or COC. Treatment of all long-term incentive awards in the event of a COC is governed not by the Agreements but rather by the 2004 GATX Equity Incentive Compensation Plan which is applicable to all employees who receive long-term incentive awards.

Summary Compensation Table

							Change in
							Pension Value
							and
						Non-Equity	Non-Qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Brian A. Kenney	2006	625,000	0	431,206	360,895	668,313	147,639	49,119	2,282,172
Chairman & Chief Executive Officer
Robert C. Lyons	2006	291,667	0	106,118	119,558	207,840	41,125	27,170	793,478
Vice President & Chief Financial Officer
James F. Earl	2006	371,212	0	191,197	120,735	232,262	124,654	42,268	1,082,328
EVP & Chief Operating Officer
Gail L. Duddy	2006	292,300	0	132,517	102,549	182,778	92,273	36,812	839,229
Senior Vice President Human Resources
Deborah A. Golden	2006	303,542	100,000 (5)	28,577	34,279	192,091	23,917	15,275	697,681
Vice President General Counsel & Secretary

(1)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards made pursuant to the 2004 GATX Equity Incentive Compensation Plan and include amounts from awards granted during and prior to 2006. Assumptions used to calculate these amounts are included in footnote 18 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K.

(2)	The amounts shown reflect the annual incentive awards earned by the named individuals for performance during 2006 under the Cash Incentive Compensation Plan.

(3)	The change in pension value reflects the increase in the present value of the accumulated pension benefit from December 31, 2005 to December 31, 2006. The present value of the accumulated pension benefit as of December 31, 2006 and the assumptions used in the calculation of that value are shown in the Pension Benefits Table. The December 31, 2005 present value was determined using the same assumptions except that the FAS 87 interest rate used for discounting was 5.75%.

(4)	In 2006, car allowances were paid in cash as follows: Mr. Kenney ($20,400), Messrs. Lyons and Earl and Ms. Duddy ($15,600) and Ms. Golden ($15,275). The column also includes matching contributions made to the Company’s Salaried Employees Retirement Savings Plan of $6,600 for Messrs. Kenney, Lyons, Earl and Ms. Duddy; cash dividend equivalent payments on vested performance shares for Messrs. Kenney ($22,119), Lyons ($4,970), Earl ($15,560) and Ms. Duddy ($13,827); cash dividend equivalent payments on vested shares of restricted stock for Mr. Earl ($4,393); personal use for one night of company provided hotel accommodations for Mr. Earl and financial counseling services for Ms. Duddy.

(5)	Represents a sign-on bonus paid pursuant to Ms. Golden’s employment offer.

Grants of Plan-Based Awards

								All Other
								Stock	All Other
								Awards:	Option Awards:	Exercise		Grant Date
		Estimated Possible Payouts			Estimated Future Payouts			Number of	Number of	or Base	Closing	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive Plan			Shares of	Securities	Price of	Price on	of Stock
		Plan Awards(1)			Awards(2)			Stock or	Underlying	Option	date of	& Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Grant	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(3)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)

Brian A. Kenney	1/1/2006	150,003	500,010	1,000,020
	3/10/2006								31,100	38.625	38.71	492,002
	3/10/2006				3,757	15,030	30,060					581,811
Robert C. Lyons	1/1/2006	48,125	160,418	320,836
	3/10/2006								7,800	38.625	38.71	123,396
	3/10/2006				940	3,760	7,520					145,550
James F. Earl	1/1/2006	56,655	188,851	377,702
	3/10/2006								7,800	38.625	38.71	123,396
	3/10/2006				940	3,760	7,520					145,550
Gail L. Duddy	1/1/2006	43,845	146,150	292,300
	3/10/2006								7,100	38.625	38.71	112,322
	3/10/2006				860	3,440	6,880					133,162
Deborah A. Golden	1/1/2006	45,533	151,776	303,552
	3/10/2006								5,200	38.625	38.71	82,264
	3/10/2006				627	2,510	5,020					97,162

(1)	The amounts shown reflect target, threshold and maximum annual incentive payouts for 2006 under the Cash Incentive Compensation Plan based on the achievement of net income goals and, except for Mr. Kenney, individual performance objectives. Threshold amounts represent 30% of target based on financial goal thresholds; there is no concept of threshold on individual performance objectives.

(2)	The amounts shown reflect the number of performance shares granted in 2006 under the 2004 GATX Equity Incentive Compensation Plan. The percentage of the performance share grant that will be earned is based on the achievement of GATX consolidated average return on equity and three-year cumulative investment volume goals.

(3)	The amounts shown reflect the number of SARs granted in 2006 under the 2004 GATX Equity Incentive Compensation Plan.

Narrative Discussion Related to the Summary Compensation Table &
Grants of Plan-Based Awards Table

Annual Incentive Awards

In 2006, named executive officers were eligible for annual incentive awards based on goals on a combination of performance measures including GATX consolidated net income, business segment net income and, except for the CEO, individual performance. Incentive components were weighted as follows:

	% of Target Award Opportunity Based on:
	GATX Consolidated	Business Segment	Individual
Name	Net Income	Net Income	Performance

Brian A. Kenney	100%	—	—
James F. Earl	25%	55%	20%
Robert C. Lyons	70%	—	30%
Gail L. Duddy	70%	—	30%
Deborah A. Golden	70%	—	30%

For the GATX consolidated net income component, 100% of target incentive awards was payable at $141.3 million, or 102% of budgeted net income. Threshold and maximum incentive awards (30% and 200% of target incentive awards) were payable at 80% and 133% or more, respectively, of budgeted GATX consolidated net income.

For the Rail business segment net income goal, 100% of target incentive awards was payable at $100 million, or 100% of budgeted net income. Threshold and maximum incentive awards (30% and 200% of target incentive awards) were payable at 85% and 136% or more, respectively, of budgeted Rail net income.

The percentage of each named executive officer’s target incentive award payable on the individual performance component ranged from 0% to 200% during 2006 based on the extent to which pre-established objectives were achieved, with the weight placed on the individual component subject to a

30% reduction if the threshold on the financial component was not achieved. For Mr. Earl, the relevant financial measure for this purpose was Rail net income; for all other named executive officers, it was GATX consolidated net income.

Based on performance described in the Compensation Discussion and Analysis and weighted as described above, incentive payouts for performance in 2006 were made under the CICP in early 2007 and are shown in column (g) of the Summary Compensation Table. As a percentage of target incentive awards (shown in column (d) of the Grants of Plan-Based Awards Table), actual incentive payouts for named executive officers were: Mr. Kenney (133.7%), Mr. Lyons (129.6%), Mr. Earl (123.0%), Ms. Duddy (125.1%) and Ms. Golden (126.6%).

Equity-Based Long-Term Incentives

In 2006, equity-based long-term incentive awards consisted of stock-settled stock appreciation rights (SARs) and performance shares.

SARs have a seven year term; 50% vest on the first anniversary of the grant date, and 25% vest on each of the second and third anniversaries of the grant date. The grant price is based on the average of the high and low prices of GATX common stock on the date of grant. Dividend equivalents accrue on SAR grants and are paid upon vesting and each quarter thereafter until the SARs are exercised or expire.

The number of SARs awarded in 2006 and their grant date fair value are shown in columns (j) and (m) respectively in the Grants of Plan-Based Awards Table. The portion of the 2006 SAR grant expensed during 2006 is shown in column (f) of the Summary Compensation Table; that column also includes portions of SAR or option grants made in previous years but expensed during 2006.

Performance shares are earned based on the extent to which pre-established goals on two independent performance measures are achieved over a three-year performance period ending on December 31, 2008. The measures are Average Return on Equity (weighted 70%) and Cumulative Investment Volume (weighted 30%). The number of performance shares earned at the end of the performance period ranges from 0% to 200% of the initial target grant. For the ROE component, the 2006 target grant is earned if average ROE is 13%. The threshold and maximum number of performance shares (25% and 200% of the target grant) are earned if ROE averages 10% and 16% or more, respectively. For the Investment Volume component, the 2006 target grant is earned if Cumulative Investment Volume is $2.4 billion. The threshold and maximum numbers are earned if Cumulative Investment Volume is $1.8 billion and $3.2 billion or more, respectively. Dividend equivalents accrue throughout the performance period and are paid on the number of performance shares earned at the end of the performance period.

The number of performance shares granted in 2006 that may be earned at target, threshold and maximum levels is shown in columns (g), (f) and (h), respectively of the Grants of Plan-Based Awards Table. The value of the portion of the 2006 performance grant expensed during 2006 is shown in column (e) of the Summary Compensation Table; that column also includes the value of portions of performance share grants made in previous years but expensed during 2006.

Outstanding Equity Awards at Fiscal Year-End

										Equity
										Incentive		Equity
				Equity						Plan		Incentive
				Incentive						Awards:		Plan Awards:
				Plan						Number		Market
				Awards:			Number		Market	Of		Or Payout
				Number			Of		Value Of	Unearned		Value Of
	Number Of	Number of		Of			Shares		Shares	Shares,		Unearned
	Securities	Securities		Securities			Or Units		Or Units	Units		Shares,
	Underlying	Underlying		Underlying			Of Stock		Of Stock	Or Other		Units Or
	Unexercised	Unexercised		Unexercised	Option		That		That	Rights		Other Rights
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	That		That
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Have Not Vested		Have Not
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)		Vested ($)(7)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)

Brian A. Kenney	0	31,100	(1)		38.6250	3/10/2013				15,030	(4)	651,250
	15,300	15,300	(2)		32.6450	3/25/2012				16,040	(5)	695,013
	12,300	4,100	(3)		24.3650	8/6/2011
	20,000				24.1700	7/26/2012
	20,000				31.7350	4/26/2012
	25,000				39.1450	7/27/2011
	1,590				45.0625	1/26/2011
	21,000				30.4688	3/10/2010
	2,278				28.6875	1/28/2010
	8,000				39.4688	7/23/2009
	6,000				39.7188	7/24/2008
	6,000				33.4688	10/24/2007

Robert C. Lyons	0	7,800	(1)		38.6250	3/10/2013				3,760	(4)	162,921
	3,850	3,850	(2)		32.6450	3/25/2012				4,010	(5)	173,753
	2,775	925	(3)		24.3650	8/6/2011
	4,000				24.1700	7/26/2012
	4,000				31.7350	4/26/2012
	3,500				39.1450	7/27/2011
	3,500				30.4688	3/10/2010
	750				39.4688	7/23/2009
	750				39.7188	7/24/2008
	1,000				33.4688	10/24/2007

James F. Earl	0	7,800	(1)		38.6250	3/10/2013	2,695	(6)	116,774	3,760	(4)	162,921
	4,050	4,050	(2)		32.6450	3/25/2012				4,250	(5)	184,153
	7,725	2,575	(3)		24.3650	8/6/2011
	17,500				21.8500	8/1/2013
	6,250				24.1700	7/26/2012
	6,250				31.7350	4/26/2012
	8,300				39.1450	7/27/2011
	2,500				45.0625	1/26/2011
	3,000				39.4688	7/23/2009
	3,500				39.7188	7/24/2008

Gail L. Duddy	0	7,100	(1)		38.6250	3/10/2013				3,440	(4)	149,055
	4,050	4,050	(2)		32.6450	3/25/2012				4,250	(5)	184,153
	7,725	2,575	(3)		24.3650	8/6/2011
	8,750				24.1700	7/26/2012
	8,750				31.7350	4/26/2012
	10,000				39.1450	7/27/2011
	3,281				45.0625	1/26/2011
	13,000				30.4688	3/10/2010
	6,000				33.4688	10/24/2007

Deborah A. Golden	0	5,200	(1)		38.6250	3/10/2013				2,510	(4)	108,758

(1)	Stock appreciation rights will vest as follows: 50% on 3/10/2007, 25% on 3/10/2008 and 25% on 3/10/2009.

(2)	50% of the unexercisable options will vest on 3/25/2007 and the remainder will vest on 3/25/2008.

(3)	100% of the unexercisable options will vest on 8/6/2007.

(4)	The amounts shown reflect the number of target performance shares granted in 2006. A portion of this number (ranging from 0 to 200%) will be earned subject to the achievement of specified performance objectives and will vest on 12/31/2008.

(5)	The amounts shown reflect the number of target performance shares granted in 2005. In early 2007, the earned portion of the 2005 performance share grant was determined. The earned portion represented 120% of the number shown in column (i) for Mr. Earl and 110% of the number shown in column (i) for each of the other named executive officers. Earned performance shares will vest on 12/31/2007.

(6)	The amount shown reflects the portion of a restricted stock grant made in 2004 that will vest on 11/12/2007.

(7)	Market value of restricted stock and performance shares is based on a 12/29/2006 closing price of $43.33.

Option Exercises and Stock Vested

			Stock Awards (2)
	Option Awards		Number
	Number		Of
	Of	Value	Shares	Value
	Shares	Realized	Acquired	Realized
	Acquired On	On	On	On
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)(1)	(d)	(e)

Brian A. Kenney	6,000	117,915	9,065	394,871
Robert C. Lyons	0	0	2,037	88,732
James F. Earl	0	0	9,072	397,683
Gail L. Duddy	10,000	64,062	5,667	246,855
Deborah A. Golden	0	0	0	0

(1)	The amounts in this column are calculated by multiplying the number of underlying stock options exercised by the difference between the fair market value of the common stock on the date of exercise and the option price.

(2)	Reflects the number and value of performance shares granted in 2004 that vested on 12/31/2006. For Mr. Earl, also includes the number and value of restricted shares granted in 2004 that vested on
11/12/2006.

Pension Benefits

		Number of	Present
		years	value of	Payments
		credited	accumulated	during last
Name	Plan Name	service (#)	benefit($)	fiscal year($)
(a)	(b)	(c)	(d) (1) (2)	(e)

Brian A. Kenney	GATX Non-Contributory Pension Plan for Salaried Employees	11.2	120,037	0
	GATX Supplemental Retirement Plan	11.2	349,200	0

Robert C. Lyons	GATX Non-Contributory Pension Plan for Salaried Employees	10.3	82,801	0
	GATX Supplemental Retirement Plan	10.3	50,616	0

James F. Earl	GATX Non-Contributory Pension Plan for Salaried Employees	18.9	238,221	0
	GATX Supplemental Retirement Plan	18.9	497,721	0

Gail L. Duddy	GATX Non-Contributory Pension Plan for Salaried Employees	14.3	253,257	0
	GATX Supplemental Retirement Plan	14.3	270,146	0

Deborah A. Golden	GATX Non-Contributory Pension Plan for Salaried Employees	1.0	16,646	0
	GATX Supplemental Retirement Plan	1.0	7,271	0

(1) Includes amounts which the named individuals may not currently be entitled to receive because such amounts are not vested.

(2) Named executive officers may also qualify for reduced early retirement benefits as described in the narrative below.

Pension Benefits Assumptions

Present value of accumulated benefit calculated as amount payable at fully unreduced retirement age (age 65) using December 31, 2006, FAS 87 disclosure assumptions (5.90% interest rate, RP-2000 Combined Healthy Mortality Table) and reflecting discounting of present value back to December 31, 2006 using the FAS 87 interest rate of 5.90% only.

Narrative Discussion Related to Pension Benefits Table

Named executive officers participate in the Company’s Non-Contributory Pension Plan for Salaried Employees (the “Pension Plan”) covering salaried employees of the Company and its domestic subsidiaries. Vesting requires five years of service. Subject to certain limitations imposed by law, pensions are based on years of service and average monthly compensation during: (i) the five consecutive calendar years of highest compensation during the last 15 calendar years preceding retirement or the date on which employment terminates or (ii) the 60 consecutive calendar months preceding retirement or the date on which employment terminates, whichever is greater. Benefits under the Pension Plan are not subject to any deduction for Social Security or other offset amounts.

Annual benefits in excess of certain limits imposed by the Employee Retirement Income Security Act of 1974 or the Internal Revenue Code on payments from the Pension Plan will be paid by the Company under its Supplemental Retirement Plan. The Supplemental Retirement Plan is designed to restore those benefits that would otherwise be limited by statutory regulations. Payments are made in the same manner and same form as those from the Pension Plan, except that in the case of a change of control, the equivalent lump sum value may be elected by the participant. Payments made pursuant to the Supplemental Retirement Plan are funded from the general assets of the Company.

A summary of the key provisions of the Pension Plan is provided below:

•	Participation: Participation begins on January 1 or July 1 coincident with or next following completion of one year of service and attainment of age 21.

•	Normal Retirement Benefits: Normal retirement is at age 65 with 5 years of credited service. The Basic Formula is a Base Benefit equal to 1% of Average Monthly Compensation multiplied by years of Benefit Service plus an Excess Benefit equal to 0.65% of Average Monthly Compensation in excess of monthly Social Security Covered Compensation multiplied by years of Benefit Service (to a maximum of 35 years).

Compensation is defined as regular earnings during the calendar year, including overtime payments and covered bonuses, but excluding deferred and contingent compensation. For named executive officers, compensation includes salary and annual incentive awards paid under the CICP. Social Security Covered Compensation is the 35-year average of Social Security taxable wage bases in effect up to and including the year in which an individual attains Social Security Normal Retirement Age calculated in accordance with Revenue Ruling 89-70.

For unmarried participants, the normal form of payment is a life annuity. For married participants, the normal form of payment is a 50% joint and survivor annuity which is actuarially equivalent to the life annuity.

•	Early Retirement Benefits: Pension benefits can commence sooner than age 65 under one of the Pension Plan’s early retirement options: (a) with 15 or more years of service and age 55 or older; or (b) with 30 or more years of service at 90 points, where age plus service is greater than or equal to 90. The monthly benefit is equal to the benefit accrued to date of retirement. The Base Benefit is reduced actuarially for commencement prior to age 62, and the Excess Benefit is reduced actuarially for commencement prior to age 65. There is no reduction in the Base Benefit for employees with 30 years of service and 90 age-service points, or for employees who have attained age 62 with 15 years of service.

The present value of accumulated pension benefits for each named officer (including Ms. Golden who met the eligibility requirement of one year service in early 2007), is shown in column (d) of the Pension Benefits Table.

Narrative Discussion Regarding Potential Payments Upon Termination or Change of Control

Except for the Agreements of Employment Following a Change of Control described in the Compensation Discussion and Analysis, the Company has not entered into employment agreements with any of the named executive officers. They participate in the same plans and are subject to the same treatment as all other salaried employees in the event of termination due to voluntary resignation, discharge for cause, involuntary separation, death and disability, and retirement. The following discussion therefore focuses on termination in the event of a change of control of the Company and describes amounts that the Company would pay or the benefits it would provide to each named executive officer in such a situation. The discussion below and the amounts shown reflect certain assumptions made in accordance with the SEC’s rules, namely that (a) the termination of employment or change of control occurred on December 31, 2006 and (b) the value of a share of our stock on that day was $43.33, the closing price on December 29, 2006, the last trading day of 2006.

The following discussion and amounts exclude payments and benefits that are not enhanced by the termination of employment or change of control as follows:

•	accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally;

•	stock options (or SARs) that have vested and are exercisable as shown in Column (b) of the Outstanding Equity Awards at Fiscal Year-End; and

•	performance shares that have vested as shown in Column (e) of the Option Exercises and Stock Vested Table.

Change of Control

Each named executive officer has entered into an Agreement of Employment Following a Change of Control which provides certain benefits should employment be terminated or constructively terminated following a change of control (“COC”). Key terms under the Agreements applicable in 2006 are summarized below.

Executive Benefit	Description

Agreement Term and Amendment	• Agreement effective for three year rolling term and renews automatically each year unless Company provides 60 day notice
• Employment period is three years
• Unless a COC occurs, the Agreement has no effect and employment is at will.
Payment Triggers	• Involuntary termination without “cause” or voluntary termination for “good reason” within three years following a COC
• Failure of a successor to assume the Agreement
• Termination prior to but in contemplation of a COC
• Payments are not triggered in the event of death, disability, cause or voluntary termination for other than good reason

Executive Benefit	Description

Severance Benefits	• Three times base salary and target annual bonus (paid in lump sum)
• Three years of additional age and service credit for retirement purposes and payment of the resulting additional benefit in a lump sum
• The option to elect to receive payment of the nonqualified portion of the executive’s pension benefit in a lump sum
• Three years of additional coverage in health & welfare plans (such coverage becomes secondary if re-employed); thereafter, coverage continues at executive’s cost until eligible for Medicare
• Outplacement at a maximum cost of 10% of salary

• Pro rata portion at least equal to the highest bonus earned in two years preceding the COC for the actual period served during the year of the COC prior to termination and payment of previously deferred compensation plus interest (“Accrued Obligations”)

Excise Tax Gross Up
• Provided unless value of severance benefits is within 110% of the level that would not trigger excise taxes; if so, the amount of severance benefits otherwise payable is reduced so that excise taxes are not imposed

Enforcement and Legal Fees	• Payable by Company unless Court determines that such payment was unjust
Definition of Key Terms	• COC:
• the acquisition of 20% or more of our outstanding shares or voting securities
• a turnover in a majority of our board members

  • consummation of a reorganization, merger, consolidation, sale or disposition of substantially all assets unless shareholders immediately prior to the merger beneficially own more than 65% of outstanding shares or voting power of the resulting entity

• consummation of a reorganization, merger, consolidation, sale or disposition of substantially all assets of any subsidiary or 10-K business segment that is the primary employer of the executive
• shareholder approval of our liquidation or dissolution

Executive Benefit	Description

• Cause: the willful illegal conduct, gross misconduct or continued failure of the executive to perform his or her duties after receipt of written notice and explanation of performance shortfalls
• Good Reason:
• assignment of duties inconsistent with the executive’s position
• a diminution of the executive’s authority or duties
• a reduction in pay or benefits
• a requirement to relocate more than 35 miles or travel excessively

The amount that would be payable in a lump sum under each named executive officer’s Agreement in the event of termination of employment without cause or for good reason following a change of control including the gross-up amount payable thereunder, and the present value of benefits under the Supplemental Retirement Plan (“SRP”) as of the date of termination, along with the value of all equity awards for which vesting is accelerated as provided for under the 2004 GATX Equity Incentive Compensation Plan are shown in the table below:

		Bonus			Accelerated Vesting of
		(Accrued	SRP		Equity Awards (3)
		Obligations)	Payment	Gross-up		Restricted	Performance		Total
Name	Severance($)	($)(1)	($)(2)	Payment($)	Options ($)	Stock ($)	Shares ($)	Outplacement($)	Value($)

Brian A. Kenney	4,500,000	668,313	1,370,063	2,818,041	387,562	0	1,346,263	75,000	11,165,242
Robert C. Lyons	1,395,000	207,840	258,731	816,440	95,381	0	336,674	30,000	3,140,066
James F. Earl	2,351,250	262,087	1,107,055	1,554,624	128,809	116,774	347,074	47,500	5,915,173
Gail L. Duddy	1,315,350	185,735	551,416	683,841	125,514	0	333,208	29,230	3,224,294
Deborah A. Golden	1,395,000	192,091	147,697	648,146	24,467	0	108,758	31,000	2,547,159

(1)	Represents highest bonus earned for 2005 or 2006. For Messrs. Kenney, Lyons and Ms. Golden the figure shown reflects bonus earned for 2006; for Mr. Earl and Ms. Duddy, the figure shown reflects bonus earned for 2005.

(2)	Assumes the executive has elected to receive payment of the non-qualified portion of his or her pension benefit in the form of a lump sum, in addition to the three years of additional age and service credit which is automatically payable in the form of a lump sum.

(3)	Under the 2004 GATX Equity Incentive Compensation Plan, a change of control results in the accelerated vesting of all unvested stock option, SAR and restricted stock grants. In addition, all outstanding performance shares immediately vest and performance against goals is assumed to be at target.

DIRECTOR COMPENSATION

					Change in
					Pension Value
	Fees				and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1))	($)(2)	($)(3)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Rod F. Dammeyer	52,746	60,330	0	0	0	0	113,076
James M. Denny	57,827	60,330	0	0	0	0	118,157
Richard Fairbanks	55,827	60,330	0	0	0	0	116,157
Deborah M. Fretz	65,830	60,330	0	0	0	0	126,160
Marla C. Gottschalk	22,681	28,781	0	0	0	0	51,462
Miles L. Marsh	51,746	60,330	0	0	0	0	112,076
Mark G. McGrath	52,246	60,330	0	0	0	0	112,576
Michael E. Murphy	67,246	60,330	0	0	0	0	127,576
Casey J. Sylla	56,746	60,330	0	0	0	0	117,076

(1)	Under the Directors’ Deferred Fee Plan, the following directors deferred a portion of their meeting fees and/or cash retainer into phantom stock units during 2006: Mr. Denny ($14,750), Mr. Fairbanks ($55,827), Ms. Gottschalk ($21,416), Mr. Marsh ($12,750), Mr. McGrath ($52,246) and Mr. Sylla ($56,746).

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R). Phantom stock units were granted at the end of January, April, July and October at grant date fair values of $39.415, $46.425, $38.715 and $43.40, respectively. These phantom stock units are fully vested upon grant but are not distributed until cessation of board service. The aggregate number of GATX phantom stock units held on December 31, 2006 was: Mr. Dammeyer (11,567), Mr. Denny (20,050), Mr. Fairbanks (25,077), Ms. Fretz (15,798), Ms. Gottschalk (712), Mr. Marsh (16,490), Mr. McGrath (4,864), Mr. Murphy (18,799) and Mr. Sylla (5,243).

(3)	The aggregate number of stock options held on December 31, 2006 was: Mr. Dammeyer (2,000), Mr. Denny (5,000), Mr. Fairbanks (5,000), Mr. Marsh (5,000), Mr. Murphy (5,000) and Ms. Fretz (5,000). Stock options were last granted to directors in 2002.

Narrative Discussion Related to Director Compensation Table

Effective August 1, 2006, the Company modified the directors’ compensation program. The pay elements and amounts paid prior to and after the change are reflected in the table below.

2006 Director Compensation

	January 1 —	August 1 —
Compensation Element	July 31 ($)	December 31 ($)

Retainer (Annualized Amounts)
- Cash	20,000	35,000
- Phantom Stock	57,000	65,000
- Lead Director	25,000	30,000
- Audit Committee Chair	10,000	10,000
- Compensation & Governance Committee Chairs	0	5,000
Per Meeting Fees
- Board	2,000	1,500
- Audit Committee Chair	2,000	1,500
- Compensation & Governance Committee Chairs	3,000	1,500
- Committee Members (all committees)	2,000	1,500

Compensation reported in the Director Compensation Table reflects retainers and fees earned in 2006 based on actual meeting attendance. Each director’s phantom stock account is credited with additional units representing dividends declared on the Company’s common stock based on the date such dividend is paid. At the expiration of each director’s service on the Board, settlement of phantom stock units is made as soon as reasonably practical in shares of common stock equal in number to the number of units of phantom stock then credited to his or her account. Any fractional units are paid in cash.

The Company offers a Deferred Fee Plan in which non-employee directors may defer receipt of the cash portion of their annual retainer, meeting fees or both in the form of either cash or phantom stock units. If the deferral is in cash, the deferred amount accrues interest at a rate equal to the 20-year U.S. government bond rate. If the deferral is in units of phantom stock, the units are credited to an account for each participating director along with dividends and are settled, following expiration of the director’s service on the Board, per his or her election/distribution form on file. Six directors participated in the Deferred Fee Plan in 2006.

Non-employee directors are required to accumulate Company stock worth $200,000 during their first five years of Board service.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

James M. Denny (Chair)
Richard Fairbanks
Casey J. Sylla

PROPOSAL 2 — APPROVAL OF APPOINTMENT OF AUDITORS

The Audit Committee has appointed the firm of Ernst & Young LLP (“Ernst & Young”) to audit the Company’s 2007 financial statements. Ernst & Young also served in this capacity in 2006. Although SEC rules and NYSE corporate governance listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditor, the Company is providing shareholders with the opportunity to express their views on this issue. Although this vote cannot be binding, if the shareholders do not approve the appointment, the Audit Committee will take this into account in making future appointments.

The Board of Directors recommends a vote for this proposal.

Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions by shareholders.

Audit Fees

The aggregate fees for professional services rendered by Ernst & Young in connection with (i) the audit of the annual financial statements set forth in the Company’s (and a subsidiary’s) Annual Reports on Form 10-K, (ii) the review of the interim financial statements in the Company’s (and a subsidiary’s) Quarterly Reports on Form 10-Q, (iii) comfort letters, consents and other services related to SEC filings and (iv) related audit services provided to other subsidiaries of the Company were approximately $2,859,100 for 2005 and $2,838,300 for 2006. Audit fees also include the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting as required by SEC rules adopted under Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Related Fees

The aggregate fees for assurance and related services that were related to the performance of the audit or review of the Company’s financial statements were $103,730 for 2005 and $185,400 for 2006. The nature of the services performed for these fees included, among other things, employee benefit plan audits.

Tax Fees

The aggregate fees billed for professional services rendered for federal, state and international tax compliance, advice, and planning and expatriate tax services were $89,137 for 2005 and $204,197 for 2006.

All Other Fees

Other professional services rendered by Ernst & Young were $13,700 for 2005 and $5,300 for 2006 for document and information review in each year and agreed upon procedures related to an acquisition in 2005.

Pre-Approval Policy

It is the policy of the Audit Committee to pre-approve all audit and non-audit services provided to the Company by the independent auditor prior to the engagement of the auditor for such services. The Audit Committee reviews the annual audit plan submitted by the independent auditor and annually considers all audit services for pre-approval. Each quarter, the Company and the independent auditor jointly provide the Audit Committee a description of the audit-related, tax and other non-audit services which have been provided in the then current fiscal quarter pursuant to the authority previously granted. An estimate of such services expected to be provided in the immediately following quarter is presented for pre-approval, together with a joint statement as to whether, in the view of the Company and the independent auditor, the request is consistent with the SEC’s rules on auditor independence. Any proposed changes to the estimate of services reviewed as part of the annual audit plan are discussed with the Audit Committee at that time. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

The responsibilities of the GATX Corporation Audit Committee are set forth in its Charter (the “Audit Committee Charter”). Such responsibilities include providing oversight of the Company’s financial accounting and reporting process through periodic meetings with the Company’s management, independent auditors and internal auditors to review accounting, auditing, internal controls and financial reporting matters as set forth in the Audit Committee Charter. A current copy of the Audit Committee Charter is available under Corporate Governance in the Investor Relations section on the Company’s website at www.gatx.com.

The Audit Committee has the ultimate authority to select the Company’s independent auditors, evaluate their performance, approve all audit and non-audit work and approve all fees associated therewith. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal control. In the discharge of its functions, the Audit Committee relies on the Company’s management, including senior financial management, the Company’s internal audit staff and the Company’s independent auditors.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles; that is the responsibility of the Company’s management and its independent auditors. In making its recommendation to the Board of Directors noted below, the Audit Committee has relied on management to prepare the financial statements with integrity and objectivity and in conformance with generally accepted accounting principles and the report of the Company’s independent auditors with respect to such financial statements.

The Audit Committee consists of the following members of the Company’s Board of Directors: Michael E. Murphy (Chair), Rod F. Dammeyer, Marla C. Gottschalk, Mark G. McGrath and Casey J. Sylla, each of whom is an “independent director” under the NYSE Listing Standards applicable to Audit Committee members. The Board of Directors of the Company has determined that each member of the Audit Committee is financially literate, has accounting and related financial management expertise, and meets the Securities and Exchange Commission’s criteria of an audit committee financial expert. Mr. Dammeyer serves on the Audit Committee of five public companies, including the Company’s Audit Committee. The Board of Directors has determined that the simultaneous service by Mr. Dammeyer will not impair his ability to effectively serve on the Company’s Audit Committee.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The Audit Committee has discussed with Ernst & Young, the Company’s independent auditors, the matters required to be discussed by SAS 61, as amended by SAS 90 (Codification of Statements on Auditing Standards, AU sec. 380), as modified or supplemented, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee has received the written disclosures and letter from its independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with Ernst & Young its independence.

Based on the review and discussions noted above, the Audit Committee has recommended to the Board of Directors of the Company that the audited financial statements be included in GATX’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Michael E. Murphy (Chair)
Rod F. Dammeyer
Marla C. Gottschalk
Mark G. McGrath
Casey J. Sylla

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the security ownership of each class of equity securities of the Company owned by each of the directors and named executive officers and by directors and executive officers as a group:

Shares Of Common Stock
Beneficially Owned As
Name Of Beneficial Owner	Of March 2, 2007 (1)(2)

Rod F. Dammeyer	13,982
James M. Denny	28,190
Gail L. Duddy	83,239
James F. Earl	90,954
Richard Fairbanks	32,908
Deborah M. Fretz	21,937
Deborah A. Golden	2,623
Marla C. Gottschalk	1,369
Brian A. Kenney	221,390
Robert C. Lyons	38,084
Mark G. McGrath	5,574
Michael E. Murphy	27,254
Casey J. Sylla	5,955
Directors and Executive Officers as a group	774,780

(1)	Includes units of phantom Common Stock credited to the accounts of individuals and payable in shares of Common Stock following retirement from the Board as follows: Mr. Dammeyer (11,982); Mr. Denny (20,556); Mr. Fairbanks (25,908); Ms. Fretz (16,233); Ms. Gottschalk (1,369); Mr. McGrath (5,574); Mr. Murphy (19,249); Mr. Sylla (5,955) and directors as a group (106,826); and shares which may be obtained by exercise of previously granted options within 60 days of March 2, 2007 by Mr. Dammeyer (2,000); Mr. Denny (5,000); Ms. Duddy (67,131); Mr. Earl (65,000); Mr. Fairbanks (5,000); Ms. Fretz (5,000); Ms. Golden (2,600); Mr. Kenney (160,668); Mr. Lyons (29,950); Mr. Murphy (5,000) and directors and executive officers as a group (482,925).

(2)	Each person has sole investment and voting power (or shares such powers with his or her spouse), except with respect to units of phantom Common Stock, restricted Common Stock and option grants. None of the directors and named executive officers owned 1% of the Company’s outstanding shares of Common Stock. Directors and executive officers as a group beneficially owned approximately 1.48% of the Company’s outstanding shares of Common Stock. No director or executive officer owns any shares of Preferred Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms filed. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 2006 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were satisfied.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following are the only persons known to the Company to beneficially own more than 5% of the Company’s Common Stock (based on Schedule 13G reports filed with the SEC for shares beneficially owned as of December 31, 2006):

		Percent of
	Shares	Common
Name And Address of Beneficial Owner	Beneficially Owned	Stock

State Farm Mutual Automobile Insurance Company(1)	5,908,600	11.52
One State Farm Plaza Bloomington, IL 61710

GAMCO Investors, Inc.(2)	3,421,051	6.68
One Corporate Center Rye, NY 10580

Lord, Abbett & Co. LLC(3)	3,004,461	5.86
90 Hudson Street Jersey City, NJ 07302

(1)	State Farm Mutual Automobile Insurance Company (“State Farm”) and certain of its affiliated entities, which owned 5,890,600 shares of Common Stock with sole voting and dispositive power and 18,000 shares of Common Stock with shared voting and dispositive power, may be deemed to constitute a “group” under the regulations of the SEC with regard to the beneficial ownership of these shares of Common Stock. State Farm and each of the entities disclaim that they are part of a group.

(2)	GAMCO Investors, Inc. (“GAMCO”) and certain of its affiliated entities, which owned 3,421,051 shares of Common Stock with sole voting and dispositive power, may be deemed to constitute a “group” under the regulations of the SEC with regard to beneficial ownership of these shares of Common Stock. GAMCO and each of the entities disclaim that they are part of a group.

(3)	Lord, Abbett & Co. LLC owned 3,004,461 of shares of Common Stock with sole dispositive power and had sole voting power with respect to 2,851,661 shares.

SHAREHOLDER PROPOSALS OR NOMINATIONS FOR 2007 ANNUAL MEETING

Any shareholder proposal intended for inclusion in the Company’s proxy material in connection with the Company’s 2008 Annual Meeting must be received by the Company no later than November 22, 2007, and otherwise comply with the requirements of the SEC. Any shareholder who intends to nominate any person for election as a director or present a proposal at the Company’s 2008 Annual Meeting without inclusion in the Company’s proxy material must send to the Company a notice of such nomination or proposal so that it is received no earlier than October 23, 2007 and no later than November 22, 2007, and must otherwise comply with the requirements of the advance notice provision of the Company’s bylaws.

OTHER INFORMATION

On August 14, 2006, the Company purchased liability policies that provide protection for the Company’s directors and officers for claims for which they may not be indemnified by the Company. The policies will also provide reimbursement to the Company for any indemnification payments made by the Company on behalf of its directors and/or officers. These policies replace five policies that expired on August 14, 2006. This coverage is provided by six insurers for the premiums indicated as follows: Arch Insurance Company ($120,000); Continental Casualty Company ($100,000); Federal Insurance Company ($350,000); National Union Fire Insurance Company of PA ($282,800); St. Paul Mercury Insurance Company ($95,000); and Zurich American Insurance Company ($231,240).

The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. If any other matters do come before the meeting, the holders of the proxy will exercise their discretion in voting thereon.

By order of the Board of Directors

Deborah A. Golden
Vice President, General Counsel and Secretary

EXHIBIT A

GATX CORPORATION

DIRECTOR INDEPENDENCE STANDARD

A director of the Company will not be considered “independent” if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service).

•	(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	The director is a partner of a firm providing tax, accounting, legal or other consulting services to the Company which received payment from the Company for such services, in any of the last three fiscal years, in excess of $250,000.

•	The director is an executive officer or employee, or an immediate family member is an executive officer, of another company that does business with the Company and the sales by that company to the Company or purchases by that company from the Company, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million.

•	The director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets.

•	The director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization exceeded one percent of that organization’s total annual charitable receipts during its last completed fiscal year.

In addition, the Board will review all relevant facts and circumstances as to any other relationship which may exist between the Company and any director.

A-1

PROXY
GATX CORPORATION
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
APRIL 27, 2007
THIS PROXY IS SOLICITED ON BEHALF OF GATX CORPORATION’S BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints Brian A. Kenney, Deborah A. Golden and Robert C. Lyons, and each of them, the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GATX CORPORATION to be held at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois 60675 on Friday, April 27, 2007, at 9:00 A.M., and at any adjournment thereof, on all matters coming before said meeting.
     PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
SHAREHOLDER(S). IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.
(Continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

FOR ALL EXCEPT
	AS NOTED	WITHHELD
ITEM 1 — ELECTION OF DIRECTORS	BELOW	FOR ALL

Nominees: 01 James M. Denny, 02 Richard Fairbanks, 03 Deborah M. Fretz, 04 Marla C. Gottschalk, 05 Ernst A. Häberli, 06 Brian A. Kenney, 07 Mark G. McGrath, 08 Michael E. Murphy and 09 Casey J. Sylla	☐	☐

WITHHELD FOR: (Write that nominee’s name in the space provided below).

	FOR	AGAINST	ABSTAIN
ITEM 2 — APPROVAL OF APPOINTMENT OF AUDITORS	☐	☐	☐
In their discretion, the Proxies are authorized to vote upon other matters as may properly come before the meeting.
RECEIPT IS HEREBY ACKNOWLEDGED OF THE GATX CORPORATION NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time on April 26, 2007.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/gatx		TELEPHONE 1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
You can view the Annual Report and Proxy Statement
on the Internet at www.gatx.com
<http://www.gatx.com>

PROXY
GATX CORPORATION
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
APRIL 27, 2007
THIS PROXY IS SOLICITED ON BEHALF OF GATX CORPORATION’S BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints Brian A. Kenney, Deborah A. Golden and Robert C. Lyons, and each of them, the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GATX CORPORATION to be held at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois 60675 on Friday, April 27, 2007, at 9:00 A.M., and at any adjournment thereof, on all matters coming before said meeting.
     PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.
(Continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

FOR ALL EXCEPT
ITEM 1 — ELECTION OF DIRECTORS	AS NOTED	WITHHELD
	BELOW	FOR ALL
Nominees: 01 James M. Denny, 02 Richard Fairbanks, 03 Deborah M. Fretz, 04 Marla C. Gottschalk, 05 Ernst A. Häberli, 06 Brian A. Kenney, 07 Mark G. McGrath, 08 Michael E. Murphy and 09 Casey J. Sylla	☐	☐

WITHHELD FOR: (Write that nominee’s name in the space provided below).

	FOR	AGAINST	ABSTAIN
ITEM 2 — APPROVAL OF APPOINTMENT OF AUDITORS	☐	☐	☐
In their discretion, the Proxies are authorized to vote upon other matters as may properly come before the meeting.
RECEIPT IS HEREBY ACKNOWLEDGED OF THE GATX CORPORATION NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time on April 23, 2007.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/gatx-sesp		TELEPHONE 1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
You can view the Annual Report and Proxy Statement
on the Internet at www.gatx.com
<http://www. gatx. com>

PROXY
GATX CORPORATION
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
APRIL 27, 2007
THIS PROXY IS SOLICITED ON BEHALF OF GATX CORPORATION’S BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints Brian A. Kenney, Deborah A. Golden and Robert C. Lyons, and each of them, the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GATX CORPORATION to be held at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois 60675 on Friday, April 27, 2007, at 9:00 A.M., and at any adjournment thereof, on all matters coming before said meeting.
     PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.
(Continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

FOR ALL EXCEPT
ITEM 1 — ELECTION OF DIRECTORS	AS NOTED	WITHHELD
	BELOW	FOR ALL
Nominees: 01 James M. Denny, 02 Richard Fairbanks, 03 Deborah M. Fretz, 04 Marla C. Gottschalk, 05 Ernst A. Häberli, 06 Brian A. Kenney, 07 Mark G. McGrath, 08 Michael E. Murphy and 09 Casey J. Sylla	☐	☐

WITHHELD FOR: (Write that nominee’s name in the space provided below).

	FOR	AGAINST	ABSTAIN
ITEM 2 — APPROVAL OF APPOINTMENT OF AUDITORS	☐	☐	☐
In their discretion, the Proxies are authorized to vote upon other matters as may properly come before the meeting.
RECEIPT IS HEREBY ACKNOWLEDGED OF THE GATX CORPORATION NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time on April 23, 2007.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/gatx-hesp		TELEPHONE 1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
You can view the Annual Report and Proxy Statement
on the Internet at www.gatx.com
<http://www.gatx.com>